Exhibit 4.4

THESE WARRANTS AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM OR IN A TRANSACTION NOT SUBJECT THERETO. SUBJECT TO THE TERMS HEREOF, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANTS TO PURCHASE SHARES

of

FISKER INC.

Dated as of October 29, 2020 (the “Issuance Date”)

Void after the date specified in Section 9

No. W-1	19,474,454 Warrants to Purchase 19,474,454 Shares of Class A Common Stock (subject to adjustment)

THIS CERTIFIES THAT, for value received, Magna Inernational Inc. (“MAGNA”) (the “Holder”) is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from Fisker Inc. (“Fisker”), up to 19,474,454 shares (subject to adjustment pursuant hereto) of Fisker’s Class A Common Stock, $0.00001 par value per share (each a “Share”), at such times and at the prices per Share set forth in Section 1. The term “Warrants” as used herein shall include these 19,474,454 Warrants and any warrants delivered in substitution or exchange herefor as provided herein. The term “Underlying Shares” as used herein shall mean the gross number of Shares issuable upon exercise of these Warrants, subject to adjustment pursuant to the terms hereof. These Warrants are issued in connection with the transactions described in the Cooperation Agreement dated as of October 14, 2020, between Fisker and MAGNA (the “Cooperation Agreement”).

The following is a statement of the rights of the Holder and the conditions to which these Warrants are subject, and to which Holder, by acceptance of these Warrants, agrees:

1. Number and Price of Underlying Shares; Exercise Period.

(a) Number of Underlying Shares. The Holder shall have the right to purchase up to 19,474,454 Shares (subject to adjustment pursuant hereto), with each Warrant representing the right to purchase one Share, subject to the vesting provisions set forth in Section 1(b), the provisions of Section 3, and any other adjustment provided for herein.

(b) Vesting of Warrants. These Warrants shall vest and may be exercised based on the achievement of milestones (each, a “Milestone Target”) during the Exercise Period as set forth in the table below:

Milestone	Percentage of Warrants that Vest
(i) Achievement of the “preliminary product specification” gateway as set forth in the Development Agreement; (ii) Entering into the Platform Agreement; and (iii) Entering into the Initial Manufacturing Agreement	33.3%

(i) Achievement of the “target agreement” gateway as set forth in the Development Agreement and (ii) Entering into the Detailed Manufacturing Agreement	33.3%

Start of pre-serial production	33.4%

For the avoidance of doubt, once a Milestone Target has been achieved, the percentage of Shares subject to such Milestone Target shall be fully vested for the remainder of the Exercise Period. Notwithstanding the foregoing vesting schedule, upon a Change of Control, 100% of the Warrants shall immediately vest. In addition, upon the termination of the Cooperation Agreement for any reason no further Warrants shall vest.

(c) Exercise Price. The exercise price for each of the Warrants shall be $0.01 per Warrant (subject to adjustment pursuant hereto) (the “Exercise Price”).

(d) Exercise Period. These Warrants shall be exercisable, solely to the extent vested, in whole or in part, at any time prior to the Expiration Date (the “Exercise Period”).

2. Definitions. For purposes of these Warrants:

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Business Day” shall mean a day other than a Saturday, Sunday or national holiday.

“Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of Fisker and its Affiliates, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to Fisker or its Affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Fisker, in each case, other than an acquisition where the holders of the Voting Stock of Fisker as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of Fisker or successor thereto immediately after such acquisition (provided no holder of the voting stock of Fisker as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of Fisker immediately after such acquisition).

“Control (and its derivatives)” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities (or other ownership interest), as trustee or executor, by contract or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have such meaning as set forth in Section 8.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, any national or state government or any agency or political subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.

“SEC” means the Securities and Exchange Commission.

“Securities” means these Warrants and the Shares issued upon exercise of these Warrants.

“Transfer” means (i) any direct or indirect sale, lease, assignment, encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, disposition or other transfer (by operation of law or otherwise), of these Warrants or (ii) to enter into any derivative instrument, swap or any other contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of these Warrants, whether any such derivative instrument, swap, contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

3. Exercise of the Warrants.

(a) Exercise.

(i) Notice of Exercise. The purchase rights represented by these Warrants may be exercised at the election of the Holder, in whole or in part, in accordance with Section 1, by the tender to Fisker pursuant to Section 13(e) hereof of a notice of exercise substantially in the form of Appendix 1 (the “Notice of Exercise”) duly completed and executed by or on behalf of the Holder, together with the surrender of these Warrants. Such Notice of Exercise may only be delivered and shall only be valid if (i) these Warrants have vested in accordance with Section 1(b) and (ii) the Expiration Date has not occurred prior to the Exercise Date. Holder shall not be required to perform any obligations other than as set forth in this Section 3(a)(i) to exercise any Warrants.

As used herein, “Exercise Date” means the date a properly completed and executed Notice of Exercise, together with these Warrants, are surrendered for exercise as provided in this Section 3(a). On the Exercise Date, Fisker will calculate the Net Payment Amount of the exercised Warrants. In the event that the Net Payment Amount on the Exercise Date is zero or less than zero, then these exercised Warrants shall be automatically canceled and be of no further force and effect, and no payment shall be due in respect of such cancellation. If the Holder does not exercise these Warrants in their entirety, Holder shall be entitled to receive from Fisker, on the date that the Net Payment Amount is delivered, new Warrants of like tenor in substantially identical form for the purchase of that number of Warrants equal to the difference between the number of Warrants provided for herein and the number of exercised Warrants.

(ii) Net Payment Amount. The Net Payment Amount means a dollar value computed using the following formula:

X	=	Y × (A - B)

Where:

X	=	The Net Payment Amount
Y	=	The number of vested Warrants that are being exercised
A	=	The closing price of a Share on the Trading Day immediately prior to the Exercise Date
B	=	The Exercise Price

(iii) Trading Day. As used herein, “Trading Day” means any day on which trading in the Shares generally occurs on the principal national securities exchange on which the Shares is then listed.

(b) Net Share or Other Settlement. Fisker shall satisfy all or any portion of the Net Payment Amount by delivery of a number of Shares equal to (A) the dollar amount of the Net Payment Amount to be settled with Shares divided by (B) the closing price of a Share on the Trading Day immediately prior the Exercise Date. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under these Warrants. In lieu of any fractional share which the Holder would otherwise receive pursuant to this Section 3(b), Fisker shall make a cash payment equal to the closing price of a Share on the Trading Day immediately prior the Exercise Date multiplied by such fraction.

(c) Shares Issuance. The rights under these Warrants shall be deemed to have been exercised and any Shares to be issued upon such exercise shall be deemed to have been issued immediately prior to the close of business on the relevant Exercise Date, and the person entitled to receive the Shares issued upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.

(d) Reservation of Shares. During the term the rights under these Warrants are exercisable, Fisker agrees to take all action necessary to reserve and keep available from its authorized and unissued Shares for the purpose of effecting the exercise of these Warrants such number of shares as shall from time to time be sufficient to effect the exercise in full of the rights under these Warrants; and if at any time the number of authorized but unissued Shares shall not be sufficient for purposes of the exercise of these Warrants in accordance with its terms, without limitation of such other remedies as may be available to the Holder, Fisker agrees to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized and unissued Shares to a number of shares as shall be sufficient for such purposes. Fisker represents and warrants that all Shares that may be issued upon the exercise of these Warrants will, when issued in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof.

(e) Delivery of Net Payment Amount. Subject to applicable tax withholding, Fisker will deliver the Shares (or other consideration contemplated by Section 3(b)) due upon exercise of these Warrants promptly but in no event later than the third (3rd) Business Day after the Exercise Date. Any Shares to be delivered upon exercise hereof will be delivered in accordance with the instructions provided by the Holder in book-entry form, if then permitted by the rules of the Depositary Trust Company, otherwise in certificated form, subject to the terms hereof. Notwithstanding anything in these Warrants to the contrary, if the Shares issued upon exercise of these Warrants are delivered in book-entry form, any reference in these Warrants to any certificate evidencing such Shares shall be deemed to be a reference to the book entry for such Shares.

(f) Certain Expenses. Each of Fisker and the Holder shall pay all of its expenses in connection with the negotiation and exercise of these Warrants or the issue or delivery of the Net Payment Amount. Any expenses incurred in connection with the transfer of these Warrants if Fisker consents to such Transfer or such Transfer is otherwise permitted in accordance with Section 5 below shall be borne by the Holder. Any taxes incurred in connection with the exercise of these Warrants shall be borne by the Holder.

4. Replacement of the Warrants. Subject to the receipt of evidence reasonably satisfactory to Fisker of the loss, theft, destruction or mutilation of these Warrants and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to Fisker or, in the case of mutilation, on surrender and cancellation of these Warrants, Fisker, at the expense of the Holder (to the extent any out-of-pocket expenses have arisen in connection therewith), shall promptly execute and deliver, in lieu of these Warrants, a new warrant identical to these Warrants.

5. Restrictions on Transfer of the Warrants. Other than to one or more of its Affiliates, the Holder may not Transfer these Warrants without the prior written approval of Fisker. Any attempt to Transfer these Warrants by the Holder without such prior written approval of Fisker shall be void.

6. Compliance with Securities Laws. By acceptance of these Warrants, the Holder agrees to comply with the following:

(a) The Holder, by acceptance hereof, acknowledges that these Warrants and any Shares that may be issued upon exercise hereof are being acquired solely for the Holder’s own account, and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of these Warrants or any Shares that may be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.

(b) Except as provided in paragraph (c) below, these Warrants and all certificates representing Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

(c) The restrictions imposed by this Section 6 upon the Transfer of these Warrants and any Shares issued upon exercise hereof shall terminate (A) when such securities shall have been effectively registered under the Act and sold by the holder thereof in accordance with such registration or sold under and pursuant to Rule 144 promulgated under the Act, (B) if any Shares are delivered pursuant to Section 3(b), one year from the Issuance Date or (C) upon Fisker’s receipt of an opinion of counsel, in form and substance reasonably satisfactory to Fisker, addressed to Fisker to the effect that such restrictions are no longer required to ensure compliance with the Act. Whenever such restrictions shall cease and terminate as to any such securities, the holder thereof shall be entitled to receive from Fisker (or its transfer agent and registrar), without expense (other than applicable transfer taxes, if any), new Warrants (or, in the case of Shares issued upon exercise of these Warrants already represented by stock certificates, new stock certificates or book entry shares) of like tenor not bearing the applicable legend required by paragraph (b) above relating to the Act and applicable state securities laws.

(d) Instructions Regarding Transfer Restrictions. The Holder consents to Fisker making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in Section 5 and this Section 6.

7. Adjustments. Subject to the expiration of these Warrants pursuant to Section 8, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows (provided, that, if more than one subsection of this Section is applicable to a single event, the subsection that produces the largest adjustment shall be applied, and no single event shall cause an adjustment under more than one subsection of this Section to the extent of any resulting duplication):

(a) Share Dividends; Subdivisions and Combinations. In case Fisker shall (i) pay a dividend on its Shares in Shares, (ii) subdivide its outstanding Shares or (iii) combine its outstanding Shares into a smaller number of shares, then, in such an event, the Exercise Price in effect immediately prior thereto shall be adjusted proportionately so that the adjusted Exercise Price will bear the same relation to the Exercise Price in effect immediately prior to any such event as the total number of Shares outstanding immediately prior to any such event shall bear to the total number of Shares outstanding immediately after such event. An adjustment made pursuant to this subsection (a), (A) shall become effective retroactively immediately after the record date in the case of a share dividend or (B) shall become effective immediately after the effective date in the case of a subdivision or combination. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein. Upon each adjustment of the Exercise Price pursuant to this subsection (a), the number of Underlying Shares shall be adjusted to the number of Shares, calculated to the nearest one hundredth of a share, obtained by multiplying the number of Underlying Shares immediately prior to such adjustment upon the exercise of these Warrants by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the new Exercise Price.

(b) Reorganizations. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving Fisker (other than as otherwise provided for herein) in which the Shares are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Net Payment Amount that may be received upon exercise of the Warrants shall be equivalent to the dollar value of the consideration to which a holder of a number of Shares equal to the number of Underlying Shares would have been entitled to receive in such Reorganization minus the Exercise Price (and subject to the limitation in Section 3(a)(iii)), as determined in good faith by the Board of Directors of Fisker or its successor. Fisker or its successor in such Reorganization shall have the right to satisfy any exercise after any such Reorganization, pursuant to Section 3(b) by delivery of any shares, other securities or other property in the proportion received by other holders of Shares pursuant to such Reorganization. Notwithstanding the foregoing, in the event that in any Reorganization, the consideration payable consists of Shares of the successor that are listed on a national or international stock exchange, then the successor in such Reorganization may elect to assume these Warrants such that the Underlying Shares are such Shares of the successor, and adjust the number of the Underlying Shares and the Exercise Price proportionately such that the net value of these Warrants immediately after the Reorganization is equivalent to the net value of these Warrants immediately prior to such Reorganization (as determined in good faith by the Board of Directors of such successor) (and taking into account Section 3(a)(iii)). In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of Fisker or the successor) shall be made in the application of the provisions of these Warrants with respect to the rights and interests of the Holder after such Reorganization.

(c) Reclassification. In case of any reclassification of the Shares (other than a change in par value of the Shares), the Underlying Shares after such reclassification shall be adjusted based upon the number of shares of stock or other securities to which a holder of the number of Shares equal to the number of Underlying Shares at the time of such reclassification would have been entitled to receive upon such reclassification, as determined in good faith by the Board of Directors of Fisker or its successor (provided that the exercise of these Warrants shall always be subject to the provisions of Section 3 hereof). The subdivision or combination of Shares at any time outstanding into a greater or lesser number of shares of Shares shall not be deemed to be a reclassification of the Shares of Fisker for the purposes of this subsection (c). In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of Fisker) shall be made in the application of the provisions of these Warrants with respect to the rights and interests of the Holder after such reclassification, to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock or other securities thereafter deliverable upon the exercise hereof.

(d) Notice of Adjustment. Whenever the Exercise Price is adjusted as herein provided, Fisker shall compute the adjusted Exercise Price in accordance with subsection (a) above and shall prepare a certificate signed by its principal financial officer or principal accounting officer setting forth the adjusted Exercise Price and showing in reasonable detail the method of such adjustment and the fact requiring the adjustment and upon which such calculation is based, and such certificate shall forthwith be forwarded to the Holder.

(e) Adjustments to Private Placement Warrants and Public Warrants. Notwithstanding anything to the contrary herein, the Holder will be entitled to the benefit of any adjustment on a most favored nation basis relative to the terms provided or applied to any holders of warrants (i) issued by Spartan to its sponsor in a private placement (the Private Placement Warrants”) simultaneously with the closing of Spartan’s initial public offering of units, on August 14, 2018 (the “IPO”) or (ii) sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”), so that the terms of this Section 7 will have terms no less favorable to the Holder than the terms of any outstading Private Placement Warrants and Public Warrants are to the holders thereof, as if the adjustment provisions in Section 4 of such Private Placement Warrants and Public Warrants were set forth herein, mutatis mutandis, and made by Fisker with reference to and for the purposes hereof.

8. Expiration of the Warrants. These Warrants shall expire and terminate and shall no longer be exercisable as of 5:00 p.m., Pacific time, on October 29, 2030 (such date, the “Expiration Date”). Nothing in this Section 8 shall limit any remedies of any party under the Cooperation Agreement in accordance with the terms, and subject to the limitations, thereof.

9. No Rights as a Stockholder. Nothing contained herein shall entitle the Holder to any rights as a stockholder of Fisker or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of Fisker, as such, in each case, until such time as, and to the extent, the Holder is deemed to be the holder of record of Shares issued upon exercise of these Warrants pursuant to Section 3(c).

10. Representations, Warranties and Covenants of Fisker. Fisker represents, warrants and covenants to the Holder as follows:

(a) Organization, Good Standing and Corporate Power. Fisker is a company duly organized, validly existing and in good standing under the laws of Delaware. Fisker has all requisite corporate power and authority to execute, deliver and perform its obligations under these Warrants.

(b) Authorization. All corporate action on the part of Fisker (including, without limitation, its Board of Directors, officers and stockholders) necessary to authorize the execution, delivery and performance of these Warrants by Fisker has been taken. These Warrants constitutes the valid and legally binding obligations of Fisker, enforceable against Fisker in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Valid Issuance of Shares. The Underlying Shares have been duly reserved for issuance and, upon issuance in accordance with the terms of these Warrants, any Shares issued upon exercise of these Warrants will be duly authorized, validly issued, fully paid and nonassessable and issued free and clear of any lien, charge, security interest, pledge, or similar encumbrance. The offer, sale and issuance of these Warrants is not, and the offer, sale and issuance of any Shares upon exercise of these Warrants will not be, subject to and will not give rise to any preemptive rights or rights of first refusal with respect thereto. Subject to the accuracy of the Holder’s representations in Section 11, the offer, sale and issuance of these Warrants is, and the offer, sale and issuance of any Shares upon exercise of these Warrants will be, in compliance with all applicable federal and state securities laws.

(d) Governmental Consents and Filings. With the exception of any required filing of a Current Report on Form 8-K under the Exchange Act, no consent, approval, order, waiver, exemption or authorization of, registration, declaration, filing or qualification with, certification, notice, application or report to, any governmental authority, self-regulatory organization (including the New York Stock Exchange or any other applicable national securities exchanges) or any other third party is required on the part of Fisker in connection with the execution and delivery of these Warrants or the offer, sale, and issuance of these Warrants or the issuance of any Shares upon exercise hereof.

(e) Compliance with Laws and Other Instruments. The execution, delivery and performance of these Warrants by Fisker and the offer, sale and issuance of these Warrants and the issuance of any Shares upon exercise hereof do not and will not conflict with, result in a violation of or default under (with or without the passage of time and/or the giving of notice), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, (1) any provisions of Fisker’s Certificate of Incorporation or bylaws, (2) any instrument, judgment, order, writ or decree of any court or governmental authority applicable to Fisker or any of its subsidiaries or (3) any note, indenture, mortgage, lease, agreement, instrument or other contract to which Fisker or any of its subsidiaries is a party or by which Fisker or any of its subsidiaries is bound, except in the case of clauses (2) and (3) for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. As used in these Warrants, a “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, property, results of operations or prospects of Fisker and its subsidiaries taken as a whole.

11. Representations and Warranties of the Holder. By acceptance of these Warrants, the Holder represents and warrants to Fisker as follows as of the Issuance Date and as of the Exercise Date:

(a) No Registration. The Holder understands that the Securities have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein or otherwise made pursuant hereto.

(b) Investment Intent. The Holder is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Holder has no present intention of selling, granting any participation in or otherwise distributing the Securities, nor does it have any contract, undertaking, agreement or arrangement for the same.

(c) Investment Experience. The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Fisker and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in Fisker and protecting its own interests.

(d) Speculative Nature of Investment. The Holder understands and acknowledges that its investment in the Securities is highly speculative and involves substantial risks and the value of these Securities and the Underlying Shares will depend on Fisker’s overall financial performance.

(e) Access to Information. The Holder has had an opportunity to ask questions of officers of Fisker, which questions were answered to its satisfaction. The Holder believes that it has received all the information that it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder understands that any such discussions, as well as any information issued by Fisker, were intended to describe certain aspects of Fisker’s business and prospects, but were not necessarily a thorough or exhaustive description. The Holder acknowledges that any business plans prepared by Fisker have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.

(f) Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission and agrees to submit to Fisker such further assurances of such status as may be reasonably requested by Fisker. The Holder has furnished or made available any and all information requested by Fisker or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete.

(g) Residency. Holder’s principal place of business is in Ontario, Canada.

(h) Restrictions on Resales. The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available or resold in a transaction that is not subject to the Act. The Holder is aware of the provisions of Rule 144 promulgated under the Act, which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things: if applicable, the availability of certain current public information about Fisker and the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold. The Holder acknowledges and understands that Fisker may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Securities and that, in such event, the Holder may be precluded from selling the Securities under Rule 144 even if the other applicable requirements of Rule 144 have been satisfied.

(i) Brokers and Finders. The Holder has not engaged any brokers, finders or agents in connection with the Securities, and Fisker has not incurred nor will incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Securities.

(j) Legal Counsel. The Holder has had the opportunity to review these Warrants, the exhibits attached hereto and any other documents contemplated hereby and the transactions contemplated by these Warrants with its own legal counsel. The Holder is not relying on any statements or representations of Fisker or its agents for legal advice with respect to this investment or the transactions contemplated by these Warrants, except as otherwise expressly set forth herein.

(k) Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by these Warrants. With respect to such matters, except as otherwise expressly set forth herein, the Holder relies solely on any such advisors and not on any statements or representations of Fisker or any of its agents, written or oral. The Holder understands that it (and not Fisker) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by these Warrants.

12. Miscellaneous.

(a) Further Assurances. Fisker will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms of these Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holder of these Warrants against impairment. Fisker will take all such commercially reasonable action as may be necessary to assure that any Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Shares may be listed.

(b) Amendments. Except as expressly provided herein (including, without limitation, Section 3(c) and Sections 8(a) through (d)), neither these Warrants nor any term hereof may be amended or waived other than by a written instrument referencing these Warrants and signed by Fisker and the Holder.

(c) Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(d) Survival. The provisions of Section 6 shall survive any exercise of these Warrants solely with respect to any Shares issued upon such exercise.

(e) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(i) if to the Holder, to the Holder at the Holder’s address or electronic mail address as shown on the signature page hereto, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to 337 Magna Drive, Aurora, Ontario, L4G 7K1, Canada, Attention: Jason Wolkove, email:                         ; or

(ii) if to Fisker, to the attention of the Chief Financial Officer of Fisker at Fisker’s address or electronic mail address as shown on the signature page hereto, or at such other current address or electronic mail address as Fisker shall have furnished to the Holder, with a copy (which shall not constitute notice) to Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, NY 10019, Attention: Albert Vanderlaan and Mitch Zuklie, email:                         .

Each such notice or other communication shall for all purposes of these Warrants be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one Business Day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five Business Days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent by electronic mail, when sent (unless the sender receives a failure to deliver or other similar error message) if received prior to 5 p.m. on a business day in the place of receipt, otherwise on the next succeeding business day in the place of receipt.

(f) Governing Law. These Warrants and all actions arising out of or in connection with these Warrants shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of New York, or of any other state, that would apply the laws of any other jurisdiction.

(g) Dispute Resolution. Any dispute, controversy or claim arising out of or relating to the Warrants or the breach, termination, enforcement, interpretation or validity thereof, including determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before three arbitrators. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve as neutral, independent and impartial arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction, provided that the foregoing shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim. The Parties agree that a party may bring claims only in its individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Further, unless the Parties agree otherwise, the arbitrator may not consolidate more than one party’s claims, and may not otherwise preside over any form of a representative or class proceeding. If applicable law precludes enforcement of any provisions of this Section 12(g) as to an individual claim for relief, then that claim (and only that claim) must be severed from any arbitration and may be brought in court. The Parties acknowledge that the Warrants evidence transactions involving interstate commerce. Notwithstanding Section 12(f) above, any arbitration conducted pursuant to the terms of the Warrants shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

(h) Titles and Subtitles. The titles and subtitles used in these Warrants are used for convenience only and are not to be considered in construing or interpreting these Warrants. All references in these Warrants to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(i) Severability. If any provision of these Warrants becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these Warrants, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of these Warrants shall be enforceable in accordance with its terms.

(j) Waiver of Jury Trial. EACH OF THE HOLDER AND FISKER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THESE WARRANTS.

(k) Successors and Assigns. The rights and obligations of Fisker set forth herein may not be assigned or delegated by Fisker without the prior written consent of the Holder; provided that Fisker shall assign these Warrants to any acquiror of Fisker in a Change of Control that has assumed the Cooperation Agreement in accordance with its terms. Subject to the restrictions on transferability set forth in Sections 5 and 6 hereof, and the foregoing, these Warrants and the rights and obligations evidenced hereby shall inure to the benefit of and be enforceable by and binding upon the successors and permitted assigns of Fisker and the successors and permitted assigns of Holder.

(l) Determinations. Any determinations regarding calculations, adjustments or other similar matters under these Warrants shall be made by Fisker (or, where indicated, its Board of Directors or that of its successor), and shall be binding on all parties absent manifest error.

(m) Saturdays, Sundays and Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

(n) Entire Agreement. Except as expressly set forth herein, these Warrants (including the exhibits attached hereto) and the Cooperation Agreement (including any exhibits incorporated by reference thereunder) constitutes the entire agreement and understanding of Fisker and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

(Signature page follows)

Fisker and the Holder have signed these Warrants as of the date stated on the first page.

Fisker Inc.

By:	/s/ Henrik Fisker

Name:	Henrik Fisker

Title:	Chief Executive Officer

Address:

1888 Rosecrans Avenue, Manhattan Beach, CA, 90266

Attention: CFO

Magna International Inc.

By:	/s/ Matteo Del Sorbo
Name:	Matteo Del Sorbo
Title:	Vice-President, Business Development

By:	/s/ Jason Wolkove
Name:	Jason Wolkove

Title:	Vice-President, Mergers and Acquisitions

Address: 337 Magna Drive, Aurora, Ontario, L4G 7K1, Canada

Attention: Jason Wolkove

Appendix 1

NOTICE OF EXERCISE

TO: Fisker Inc.

Attention: Chief Financial Officer

Reference is hereby made to the Warrants attached hereto, dated as of October 29, 2020. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrants.

(1) Exercise. The undersigned elects to exercise Warrants pursuant to the terms of, and subject to the limitations set forth in, the attached Warrants.

(2) Representations. All representations and warranties of the undersigned set forth in Section 11 of the attached Warrants are true and correct as of the Exercise Date.

(3) Beneficial Ownership Following Exercise. As of the date of this Notice of Exercise, and after giving effect to the exercise of the number of Warrants set forth above, the Holder hereby represents that the Holder will beneficially own Shares in the aggregate.

(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Fax number)

(Email address)